Exhibit 99.1

**NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR

INTO CANADA, AUSTRALIA OR JAPAN**

STATEMENT REGARDING POTENTIAL WARNER MUSIC GROUP CORP.

PROPOSAL TO ACQUIRE EMI GROUP PLC

NEW YORK, February 20, 2007—Warner Music Group Corp. (NYSE: WMG) confirmed today, in response to EMI Group plc’s (“EMI”) announcement of earlier today, that it has approached EMI about a possible acquisition of the entire equity of EMI.

WMG approached EMI on January 24, 2007, following WMG having obtained the agreement of the Independent Music Publishers and Labels Association (“IMPALA”) to provide full and complete support for the acquisition of EMI by WMG before the European Commission and other relevant regulatory authorities in light of commitments to enhance competition and market access. If WMG were to make an offer for EMI within the meaning of the U.K. Takeover Code, WMG has agreed with IMPALA, subject to the closing of such an offer, to implement certain measures including:

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providing specified funding for (but taking no equity participation in) the recently announced Merlin initiative, the new global digital rights licensing platform established by the independent music labels to represent the world’s independent music sector;

•	ensuring the divestiture of certain recorded music assets to reinforce the market power of the independent sector; and

•	pursuing various other behavioral commitments which have the aim of benefiting the recorded music market as a whole and, in particular, the independent music sector.

WMG believes that the agreement reached with IMPALA and the measures envisaged under it, by setting a new framework for the relationship between a combined WMG and EMI and the independent music sector, which is designed to enhance competition across the industry, improves the prospects for regulatory approval of a combination of WMG and EMI. The agreement between WMG and IMPALA does not require IMPALA to change its position in relation to any other pending regulatory and legal proceedings. IMPALA will maintain its position that the Sony/BMG and Universal/BMG transactions continue to raise competition issues unless suitable remedies are offered.

WMG believes that there is a compelling strategic, commercial and financial logic in a combination of the two companies and that such a combination should maximize benefits for the shareholders of both companies.

WMG’s approach to EMI, however, remains in the preliminary stages and there can be no certainty that the discussions will result in any specific transaction.

About Warner Music Group

Warner Music Group (WMG) became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, WMG is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Bad Boy, Cordless, East West, Elektra, Lava, Maverick, Nonesuch, Reprise, Rhino, Rykodisc, Sire, Warner Bros. and Word. Warner Music International, a leading company in national and international repertoire operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world’s leading music publishers.

About IMPALA

IMPALA was established in April 2000 as a non-profit making organization with the purpose of ensuring assistance and fair market access to independent record companies and music publishers.

IMPALA has an all-independent membership which represents the interests of the independent music sector. IMPALA members include main independent companies such as Beggars Group (UK), !K7 (Germany), Epitaph (US/NL), Naïve (France), PIAS Group (Belgium), Wagram (France), as well as national trade associations from the UK (AIM), France (UPFI), Germany (VUT), Spain (UFI), Italy (PMI), Denmark (DUP), Norway (FONO), Israel (PIL) and Sweden (SOM) and the Catalonian association APECAT.

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Media Contact:

Will Tanous

Warner Music Group

(212) 275-2244

Will.Tanous@wmg.com

Hugh Morrison

M: Communications

+44 (0) 20 7153 1534

morrison@mcomgroup.com

Investor Contact:

Jill Krutick

Warner Music Group

(212) 275-4790

Jill.Krutick@wmg.com

This announcement does not amount to a firm intention to make an offer within the meaning of the UK Takeover Code. Accordingly, there can be no certainty that any offer will be made.

This announcement does not constitute an offer or an invitation to purchase any securities in any jurisdiction.

The Directors of Warner Music Group Corp. accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements, including, but not limited to, statements regarding the anticipated benefits from or completion of a transaction combining the businesses of Warner Music Group and EMI or the value to be realized by shareholders from such a combination, because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission concerning other factors that could cause actual results to differ materially from those described in our forward looking statements.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, and the number of such securities in issue, can be found on the Takeover Panel’s website at www.thetakeoverpanel.org.uk.

‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of or derivative referenced to, securities.

Terms in quotation marks are defined in the Code, which can also be found on the Takeover Panel’s website.

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